Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of December 15, 2010, by and between AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal office at 628 Main Street, Danville, Virginia (the “Company”), and CHARLES T. CANADAY, JR. (“Executive”).

WHEREAS, American National Bankshares, Inc., a Virginia corporation and the parent holding company of the Company (“AMNB”), and MidCarolina Financial Corporation, a North Carolina corporation (“MCFI”), have entered into an Agreement and Plan of Reorganization, dated as of December 15, 2010 (the “Merger Agreement”), pursuant to which MCFI will affiliate with AMNB through the merger of MCFI with and into a direct wholly-owned subsidiary of AMNB organized to facilitate the affiliation (the “Merger”);

WHEREAS, the Executive has been a key executive of MCFI and its subsidiary bank, MidCarolina Bank; and

WHEREAS, the Company and Executive have agreed that upon consummation of the Merger, Executive shall become an employee of the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment. Conditional upon consummation of the Merger and Executive continuing in the employment of MidCarolina Bank on the effective date of the Merger (the “Merger Date”), and effective at the Merger Date, Executive shall be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

For purposes of this Agreement, employment of the Executive by any affiliate of the Company, including MidCarolina Bank until such time as it merges with and into the Company, shall be deemed to be employment by the Company hereunder.

2. Term. The term of employment shall commence on the Merger Date and will end on the third anniversary of the Merger Date, unless sooner terminated as provided herein (the “Employment Term”).

3. Duties. Executive shall serve as Executive Vice President of the Company and President of North Carolina Banking. Executive shall be generally responsible for retail and commercial banking activities in North Carolina. In addition, Executive shall serve as Senior Vice President of AMNB. Executive shall also render such additional services and duties consistent with his position as may be assigned to him from time to time by the Company. During the Employment Term, Executive shall devote his full time, attention and efforts to the business of the Company and shall use his best efforts to promote the interests of the Company at all times. This shall not be construed to prevent Executive from personally, and for his own account and benefit, trading in stocks, bonds, securities (including securities of publicly traded financial institutions so long as, in the case of entities that are not affiliates of the Company, Executive’s holdings represent less than one percent of any such entity’s issued and outstanding securities), real estate, commodities or other forms of investment so long as such activities do not interfere with Executive’s duties as an executive of the Company.

4. Compensation.

(a) The Company agrees to pay Executive, for services rendered hereunder in his capacity as Executive Vice President and President of North Carolina Banking, a salary at the annual base salary rate (exclusive of any profit sharing, bonus stock award, or incentive payments) of one hundred ninety thousand dollars ($190,000) during the first year of this Agreement. Such amount shall be payable in bi-weekly installments, less any sums which may be required to be deducted or withheld under applicable law.

(b) Executive’s base salary shall not decrease during the Employment Term, but Executive shall be eligible for consideration for an increase in base salary each calendar year. The amount of the increase in base salary, if any, shall be determined by the Human Resources & Compensation Committee of the Company’s board of directors.

(c) Executive shall be eligible to participate in any profit sharing, incentive and performance compensation plan or program of the Company on the same basis as other officers of the Company. Any such plans or programs are subject to the approval of the Company’s board of directors each calendar year.

(d) In addition to the above amounts, within five days of the Merger Date, the Company shall pay to Executive five hundred fifty thousand dollars ($550,000) as a retention bonus for the Executive agreeing to serve the Company as set forth herein after the Merger.

(e) At the Merger Date, the Company and Executive shall enter into a deferred compensation agreement, substantially in the form of Exhibit A attached hereto, and will immediately fund such deferred compensation account with a lump sum payment equal to two hundred five thousand and one hundred dollars ($205,100).

5. Benefits. The Company agrees to provide benefits to Executive which are the same as those currently provided to other officers of the Company holding positions commensurate with the office of Executive, and such other benefits as the Company may from time to time, in its discretion, provide to Executive.

6. Expenses. The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of his duties for the Company, within such limits and standards as may from time to time be set by the Company. Expenses that are reimbursable by the Company shall be paid to Executive no later than March 15 following the year in which such expense was incurred.

7. Vacation. Executive shall be entitled to four weeks of vacation each calendar year (in addition to the established public or statutory holidays). Upon termination of Executive’s employment, he shall be entitled to accrued vacation pay (to the extent such vacation time has not been used) for any vacation days not taken during the year of termination. Vacation days not taken in any twelve-month period and not carried forward in accordance with the Company’s vacation policy shall be forfeited.

8. Covenants of the Executive.

(a) Noncompetition. Executive agrees that during the Employment Term, whether or not his employment continues through the end of such period for any reason (the “Noncompete Period”), that he will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by Executive while employed with the Company or any of its Affiliates. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) Nonsolicitation. Executive further agrees that during the Noncompete Period he will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Company or its Affiliates to make deposits in, borrow money from, or become customers of any other company conducting a Competitive Business in the Market Area; (ii) induce any customers of the Company or its Affiliates to terminate their relationship with the Company or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Company or any of its Affiliates.

(c) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, trust and asset management, residential and commercial mortgage lending, and any other business in which the Company or any of its Affiliates are engaged and in which Executive is significantly engaged at the time of termination of his employment; the term “Market Area” means (i) Alamance and Guilford Counties and any county contiguous with Alamance or Guilford County, and any other county in North Carolina in which the Company has established and is continuing to operate a full-service banking office at the time of termination of Executive’s employment, and (ii) the area within a 15-mile radius of any full-service banking office of the Company in North Carolina at the time of termination of Executive’s employment; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; the term “Person” means any person, partnership, corporation, company, group or other entity; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company and its Affiliates.

(d) Confidentiality. During the Employment Term and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Executive shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than Executive’s personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by Executive while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure. On termination of employment, Executive will deliver to the Company all records, reports, data, memoranda and notes of any nature that are in his possession or under his control and that are prepared or acquired in the course of his employment relationship with the Company and will not knowingly take with him any of the foregoing or any reproduction thereof or of any Confidential Information.

(e) Acknowledgment. The covenants contained in this Section 8 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive’s post-employment activity nor overly burdensome for Executive to abide by. Executive covenants that he will not make any contention contrary to any of the foregoing representations in the future and agrees that he will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 8 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(f) Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 8 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. If the Company is successful in whole or in part in any legal, equitable, or arbitration action against Executive in connection with the enforcement of the covenants included in this Section 8, the Company shall be entitled to payment of all costs, including reasonable attorneys’ fees, from Executive. In the event legal action is commenced with respect to the provisions of this Section 8 and Executive has not strictly observed the restrictions set forth in this Section 8, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. Except as otherwise provided in Section 11, all the provisions of this Section 8 will survive termination and expiration of this Agreement.

9. Termination. Executive’s employment may be terminated by the Company at any time or for any reason. If Executive’s employment is terminated by the Company and such termination is not on account of death or disability of Executive or for “good cause”, the Company shall pay Executive a “termination payment” as described below.

Disability shall mean Executive is unable to perform the customary duties of his position for a consecutive period of not less than twelve months due to a physical or mental illness. In the event a dispute arises between Executive and the Company concerning Executive’s physical or mental ability to continue or return to the performance of his duties, Executive shall submit to examination by a competent physician mutually agreeable to the parties, and his or her opinion as to Executive’s capability to so perform will be final and binding.

The Company shall be deemed to have “good cause” to terminate Executive’s employment if the Company determines that Executive:

(a) has materially violated Section 3 or 8, provided that Executive has received written notice from the Company of such material violation and such violation remains uncured thirty days after the delivery of such notice;

(b) has materially refused or failed to perform the duties of his position or other duties which have been assigned to him, provided that Executive has received written notice from the Company of such material refusal or failure and such refusal or failure remains uncured thirty days after the delivery of such notice;

(c) is guilty of personal dishonesty, gross incompetence, willful misconduct, a breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), unethical business practices in connection with the Company’s business, misappropriation of the Company’s or any affiliate’s assets (determined on a reasonable basis) or is subject to a final cease-and-desist order, or has been convicted of a felony or a misdemeanor involving moral turpitude; or

(d) is guilty of a material breach of any other provision of this Agreement, provided that Executive has received written notice from the Company of such material breach and such breach remains uncured thirty days after the delivery of such notice.

In the event of a termination for death, disability or good cause, other than amounts payable with respect to services actually rendered, the Company shall owe Executive no further salary, benefits or other compensation of any kind after the Company provides notice to Executive of termination. The obligations of Executive under Section 8 shall survive such termination, whether made by the Company or by Executive.

“Termination payment” means the continuation of Executive’s base salary (as in effect on the date that his employment terminates) during the period beginning on the date of Executive’s termination of employment and ending on the earlier of (i) the date that Executive attains age sixty-five (65) and (ii) the second anniversary of the date of Executive’s termination of employment. The termination payments shall be paid in accordance with the Company’s regular payroll procedure commencing with Executive’s “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)); provided, however, that if Executive is a “specified employee” (as defined in Treas. Reg. § 1.409A-1(i)), the amount of termination payments paid before the first day of the seventh month beginning after Executive’s “separation from service” (as defined above) shall not exceed the lesser of (i) two times Executive’s annualized compensation from the Company for the calendar year preceding the year in which the “separation from service” (as defined above) occurs and (ii) two times the maximum amount of compensation that may be taken into account under Section 401(a)(17) of the Code as in effect for the year in which the “separation from service” (as defined above) occurs. If the termination payments are reduced to comply with the preceding limitation, the total reductions shall be paid with the first termination payment due on or after the first day of the seventh month beginning after Executive’s “separation from service (as defined above).

To the extent Executive is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Code Section 409A and underlying Treasury Regulations.

10. Binding Effect; Survival. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by the Officer. Except as otherwise expressly provided herein, upon termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intention of the parties embodied in this Agreement.

11. Change in Control of AMNB or the Company. Provided the Executive Severance Agreement continues to remain in effect at that time, this Agreement will terminate and be of no further force and effect, other than section 8(d) relating to Confidential Information which shall survive such termination, in the event there is a change in control of AMNB or the Company, as such term is defined in the Executive Severance Agreement, dated the same date as this Agreement, among AMNB, the Company and the Officer, and any termination benefits will be determined and paid solely pursuant to such Executive Severance Agreement.

12. Severability. The failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

13. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the employment contemplated hereby and supersedes all prior agreements, arrangements and understandings with respect thereto between Executive and the Company, MCFI and MidCarolina Bank relating to Executive’s employment, including without limitation the Employment Agreement dated May 27, 2008 between Executive and MidCarolina Bank. All such agreements, understandings and arrangements will terminate and be of no force and effect as of the Merger Date. Executive hereby expressly disclaims any rights under any prior agreements, understandings and arrangements on and after the Merger Date. The provisions of this Section 13 shall not apply to the Restated Salary Continuation Agreement dated May 27, 2008 between Executive and MidCarolina Bank, which the Company shall assume and continue in accordance with its terms. No modification, amendment, addition to or termination of this Agreement, nor waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which constitute one instrument.

15. Headings. The underlined headings herein are for convenience only and shall not affect the interpretation of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

17. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by leaving the same at or by sending the same first-class mail, postage prepaid:

(a) in the case of the Company:

American National Bank and Trust Company
P. O. Box 191
Danville, Virginia 24543-0191
Attention:	Charles H. Majors
President & Chief Executive Officer

(b) in the case of Executive, at his most recent address as shown in the Company’s records;

(c) in the case of either party, such other address as shall have been notified in writing to the other of them for the purposes of service hereunder.

Executive agrees to notify the Company, in writing, of any change in address after this Agreement is executed.

[Signatures appear on the following page]

WITNESS the following signatures as of the indicated dates.

AMERICAN NATIONAL BANK
AND TRUST COMPANY

December 15, 2010	By:	/s/ Charles H. Majors
Charles H. Majors
Chief Executive Officer

December 15, 2010		/s/ Charles T. Canaday, Jr.
Charles T. Canaday, Jr.

Exhibit A

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement is made and entered into by and between American National Bank and Trust, a national banking association (the “Company”), and Charles T. Canaday, Jr. (the “Executive”).

1. Purpose and Effective Date.

(a) Purpose. The purpose of this Agreement is to provide the Executive, whose judgment, abilities and experience will contribute to the financial success of the Company, with an incentive to continue in the employ of the Company. The Agreement is intended to be an unfunded deferred compensation arrangement for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Company has determined that the benefits to be paid to the Executive under this Agreement constitute reasonable compensation for the services rendered and to be rendered by the Executive.

(b) Effective Date. The effective date of this Agreement is the effective date of the merger of MidCarolina Financial Corporation with and into a direct wholly-owned subsidiary of American National Bankshares Inc.

2. Definitions.

(a) Beneficiary. The person, persons, or entity designated by the Executive to receive his benefits under the Agreement in a writing filed with the Company. If the Executive fails to make a designation or if the form is incomplete, Beneficiary means the Executive’s surviving spouse if he is married as of his date of death; otherwise, the Executive’s estate. The Executive may amend or change his Beneficiary by submitting a new designation in writing to the Company.

(b) Board. The Board of Directors of the Company.

(c) Cause. Cause has the same meaning as defined in the Executive’s Employment Agreement.

(d) Change in Control. Change in Control has the same meaning as defined in the Executive’s Executive Severance Employment Agreement, dated December 15, 2010.

(e) Code. The Internal Revenue Code of 1986, as amended.

(f) Committee. The Committee appointed by the Company’s Board of Directors to administer executive compensation plans and agreements.

(g) Deferred Compensation Account. The bookkeeping record

established for purposes of measuring the Executive’s benefit under this Agreement.

(h) Deferred Compensation Benefit. The total amount payable to the Executive pursuant to Sections 3 and 4 of this Agreement.

(i) Disability. The Executive is either unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(j) Employment Agreement. The Executive’s Employment Agreement, dated December 15, 2010, with the Company.

(k) Rabbi Trust. A grantor trust within the meaning of Code Sections 671 through 679 that shall be established by the Company in accordance with Section 6 of this Agreement to provide for the payment of all the Deferred Compensation Benefit payable to the Executive under this Agreement.

3. Amount of the Deferred Compensation Benefit. The Company shall credit two hundred five thousand and one hundred dollars ($205,100) to the Executive’s Deferred Compensation Account. The amount credited to the Executive’s Deferred Compensation Account shall be subject to earnings and losses until the time it is paid to the Executive pursuant to Section 4. The Company shall permit the Executive to direct the investment of his Deferred Compensation Account pursuant to guidelines established by the trustee of the Rabbi Trust; however, the amounts credited to the Executive’s Account shall be retained by the Company until the entire amount has been distributed to the Executive or his Beneficiary.

4. Vesting and Payment of Deferred Compensation Benefit. The Executive’s Deferred Compensation Account shall vest and become payable as of each June 30th as follows, provided the Executive remains in full-time employment with the Company on such date:

Vesting Date	Vested Percentage

June 30, 2012	33%
June 30, 2013	66%
June 30, 2014	100%

Payment of the amount of each Vested Percentage shall be made in a lump sum on the first day of the month after each respective Vesting Date.

Notwithstanding the foregoing, if the closing of the Merger, as defined in the Executive’s Employment Agreement, is after May 15, 2011, the first Vesting Date shall be the last day of the first month that is at least one year and 45 days after the date of the closing of the Merger.

(a) Involuntary Termination of Employment. If the Executive’s employment is involuntarily terminated by the Company without Cause, the Executive shall become fully vested in and entitled to payment of his Deferred Compensation Account. Payment shall be made in a lump sum on the first day of the month following the Executive’s termination of employment. For purposes of this Agreement, a termination of employment has the same meaning as a “separation from service” as set forth in Treas. Reg. § 1.409A-1(h).

(b) Change in Control. If the Executive’s employment with the Company is terminated for any reason, voluntarily or involuntarily, during the three (3) year period following a Change in Control, the Executive shall become fully vested in and entitled to payment of his Deferred Compensation Account. Payment shall be made in a lump sum on the first day of the month following the Executive’s termination of employment.

(c) Disability. If the Executive’s employment with the Company is terminated due to Disability, he shall become fully vested in and entitled to receive his Deferred Compensation Account. Payment shall be made in a lump sum on the first day of the month following the Executive’s termination of employment due to Disability.

(d) Death Benefits. In the event of the Executive’s death prior to termination of employment, the Executive shall become fully vested in, and entitled to the payment of the Executive’s Deferred Compensation Account. If the Executive dies after benefit payments begin under the Plan, the Executive’s Beneficiary shall be entitled to any remaining payments. Payment shall be made in a lump sum on the first day of the month following the Executive’s death.

5. Specified Employee. If the Executive is a “specified employee” (as defined under Code Section 409A and underlying Treasury Regulations) of the Company and if amounts payable under this Agreement are not on account of death, amounts that would otherwise have been paid during the six-month period immediately following the termination date shall be paid on the first regular payroll date immediately following the six-month anniversary of the termination date. A “specified employee” is an employee who, with respect to a publicly-traded company, is (i) one of the top-fifty most highly compensated officers with annual compensation in excess of $130,000 (as adjusted from time to time by Treasury regulations); (ii) a five percent owner of the Company; or (iii) a one percent owner of the Company with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury regulations).

6. Establishment of a Rabbi Trust. The Company shall establish a Rabbi Trust and contribute assets to the Rabbi Trust sufficient to pay the Executive’s Deferred

Compensation Account. The assets held in the Rabbi Trust shall be subject to the claims of the Company’s creditors only in the event of the Company’s insolvency or bankruptcy. The Executive shall not have any right, title or interest in and to the assets of the Rabbi Trust, except for rights to benefit payments in accordance with the terms of this Agreement.

7. Amendment or Termination. This Agreement may be amended or terminated only by a written instrument executed by both the Executive and the Company.

8. General Provisions.

(a) Funding. The Agreement is unfunded. Any benefit under this Agreement is a mere contractual obligation of the Company. The Executive and his Beneficiary have no right, title, or interest in the Deferred Compensation Account or any claim against it.

(b) Administration and Claims Procedure. This Agreement is administered by the Committee. Subject to the Agreement’s provisions, the Committee may adopt rules and regulations necessary to carry out the Agreement’s purposes. The Committee shall have complete discretion to terminate the Executive’s participation and to take all other actions permitted or required by the Agreement. If for any reason a benefit due under this Agreement is not paid when due, the individual entitled to such benefit may file a written claim with the Committee. If the claim is denied or no response is received within 90 days (in which case the claim will be deemed to have been denied), the individual may appeal the denial to the Committee within 60 days of the denial. In pursuing an appeal, an individual may request that a responsible officer of the Company review the denial, may review pertinent documents, and may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require the Company to extend the period for another 60 days.

(c) Restrictions on Transfer. Any benefits to which the Executive or Beneficiary may become entitled under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements, or torts of the Executive or Beneficiary. This Agreement does not give the Executive or Beneficiary any interest, lien, or claim against any specific asset of the Company. The Executive and his Beneficiary have only the rights of general creditors of the Company.

(d) Assignments. The Executive’s interest in a benefit under this Agreement is not assignable by the Executive or his Beneficiary. The Company may assign its responsibilities and obligations under the Agreement to a successor or other entity with or without notice to the Executive or Beneficiary.

(e) Governing Law. This Agreement is construed in accordance with the laws of the Commonwealth of Virginia, other than its choice of law rules.

(f) Validity. If any provision of this Agreement is not valid or enforceable, that invalidity or enforceability shall not affect the remaining provisions.

(g) Employment Rights. This Agreement shall not be construed as a contract of employment and does not confer upon Executive the right to continue in the employ of the Company for any length of time or in any manner alter the terms of the Executive’s employment set forth in any employment agreement to which the Company and the Executive are or may in the future be parties.

(h) Tax Matters. The Company does not represent or guarantee that any particular federal, state or local income or payroll tax consequence will result to Executive under this Agreement. The Company shall have the right to withhold from any benefit payments to the Executive under this Agreement or take other actions necessary to satisfy the Company’s obligation to withhold federal, state and local income and payroll taxes.

[Signatures appear on the following page]

WITNESS the following signatures as of the indicated dates.

AMERICAN NATIONAL BANK AND TRUST COMPANY

, 2011	By:
Charles H. Majors
Chief Executive Officer

, 2011
Charles T. Canaday, Jr.